Certification

MID-STATE CAPITAL CORPORATION 2005-1 Trust

I , Kimberly Perez , the Chief Financial Officer of Mid-State Capital
Corporation, certify that:

l. I have reviewed this annual report on Form 10-K, and all reports on
Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Mid-State
Capital Corporation, 2005-1 Trust.

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the servicing agreement for inclusion in these reports is included in these reports;

4. Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to the indenture trustee in accordance with the terms of the servicing agreement and based upon the review required under the servicing agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under the servicing agreement; and

5. The reports disclose all significant deficiencies relating to the servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers
or similar standard, as set forth in the agreement, that is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by U.S Bank National Association.

By:
______/s/ Kimberly Perez______
Name: Kimberly Perez
Title:
Chief Financial Officer
Dated: March 15, 2006